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                                                                     Exhibit 5.1

                  [LETTERHEAD OF WEIL, GOTSHAL & MANGES, LLP]

                               September 26, 2001

Hollywood Casino Shreveport
Shreveport Capital Corporation
Two Galleria Tower, Suite 2200
13455 Noel Road
Dallas, Texas  75240

Ladies and Gentlemen:

          We have acted as counsel to Hollywood Casino Shreveport, a Louisiana general partnership (the "Hollywood Casino Shreveport"), and Shreveport Capital Corporation, a Louisiana corporation ("Shreveport Capital" and, together with Hollywood Casino Shreveport, the "Issuers"), in connection with the preparation and filing by the Issuers of a Registration Statement on Form S-4 (Registration No. 333-68380) (the "Registration Statement") filed with the Securities and Exchange Commission on August 27, 2001, under the Securities Act of 1933, as amended (the "Act"), relating to the Issuers' $39,000,000 aggregate principal amount of 13% Senior Secured Notes due 2006 with Contingent Interest (the "Registered Notes") that are to be issued in exchange for a like principal amount of the issued and outstanding 13% Senior Secured Notes due 2006 with Contingent Interest (the "Original Notes") of the Issuers. The Issuers propose to offer, upon the terms set forth in the prospectus contained in the Registration Statement, to exchange $1,000 principal amount of Registered Notes for each $1,000 principal amount of Original Notes (the "Exchange Offer").
The Registered Notes will be issued under an Indenture (the "Indenture"), dated as of June 15, 2001, by and among the Issuers and State Street Bank and Trust Company, as trustee (the "Trustee").

          In so acting, we have examined originals or copies, (certified or otherwise identified to our satisfaction) of the Indenture, the form of the Registered Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
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Hollywood Casino Corporation
September 26, 2001
Page 2

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. As to all matters of Louisiana law, we have relied exclusively on a legal opinion from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

      1. Shreveport Capital is a corporation validly existing and in good standing under the laws of the State of Louisiana and has all of the requisite corporate power and authority to enter into and perform its obligations under the Indenture. The execution, delivery and performance of Shreveport Capital of its obligations under the Indenture have been duly authorized by all necessary corporate action on its part.

      2. Hollywood Casino Shreveport is a general partnership validly existing under the laws of the State of Louisiana and has all the requisite partnership power and authority to enter into and perform its obligations under the Indenture. The execution, delivery and performance of Hollywood Casino Shreveport of its obligations under the Indenture have been duly authorized by all required partnership action on its part.

      3. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the Registered Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the Registered Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Original Notes surrendered in exchange therefor, the Registered Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Issuers, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.
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Hollywood Casino Corporation
September 26, 2001
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          We hereby consent to the use of this letter as an exhibit to the
Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

                              Very truly yours,

                              /s/ Weil, Gotshal & Manges, LLP